Exhibit 99.1

MK Soluções Tecnologia S.A.

Audited Annual Consolidated Statements of Financial Position

for the years ended December 31, 2024, and 2023

(In Brazilian reais, unless otherwise stated)

	12.31.2024	12.31.2023
Current Assets
Cash and cash equivalents	7,197,216	13,805,518
Trade accounts receivable, net	195,574	461,623
Taxes Recoverable	2,275	2,519
Other current assets	81,882	79,068
Total current assets	7,476,947	14,348,728

Non-current assets
Investments	21,316	18,369
Property and equipment, net	863,512	1,052,992
Intangible assets, net	7,508,296	4,694,032
Total non-current assets	8,393,124	5,765,393

Total assets	15,870,071	20,114,121

Current liabilities
Accounts payable to suppliers	296,938	210,662
Taxes Payable	1,250,451	1,375,497
Social Security Contributions Payable	240,389	235,305
Payroll and Labor Obligations	1,278,691	1,720,035
Other Liabilities	51,031	65,761
Total current liabilities	3,117,500	3,607,261
Non-current liabilities
Contingency provision	1,150,322	-
Tax obligations	-	-
Total non-current liabilities	1,150,322	-

Shareholder´s equity
Share capital	200,000	200,000
Treasury shares	11,402,249	16,306,860
Total shareholders	11,602,249	16,506,860
Total liabilities	4,267,822	3,607,261

Total liabilities and shareholders	15,870,071	20,114,121

MK Soluções Tecnologia S.A.

Audited Annual Condensed Consolidated Statements of Income

for the years ended December 31, 2024, and 2023

(In Brazilian reais, unless otherwise stated)

	12.31.2024	12.31.2023

Net operating revenue	31,678,971	32,963,675
Cost of services provided	-3,274,673	-3,761,783
Gross profit (loss)	28,404,298	29,201,892

General and administrative expenses	-9,279,098	-8,763,515
Sales and marketing expenses	-590,698	-787,972
Other operating income (expenses), net	26,721	13,924
Operating profit (loss)	18,561,222	19,664,329
Financial income	1,542,758	1,280,072
Financial expenses	-51,848	-50,446

Financial income and expenses, net	1,490,910	1,229,626

Profit (Loss) before income tax	20,052,132	20,893,955
Income tax, net	-4,158,204	-4,212,516
Net Income	15,893,929	16,681,439

MK Soluções Tecnologia S.A.

Audited Annual Condensed Consolidated Statements of Shareholders’ Equity

for the years ended December 31, 2024, and 2023

(In Brazilian reais, unless otherwise stated)

	Share Capital	Reserve	Retained earnings (accumulated losses)	Total Equity

Balances as of December 31, 2022	200,000	7,161,684	-	7,361,684

Profit (Loss) for the period		16,681,439		16,681,439
Dividends distribution		-7,536,264		-7,536,264

Balances as of December 31, 2023	200,000	16,306,860	-	16,506,860

Balances as of January 01, 2024	200,000	16,306,860	-	16,506,860

Profit (Loss) for the period		15,893,929		15,893,929
Dividends distribution		-20,798,539		-20,798,539

Balances as of December 31, 2024	200,000	11,402,249	-	11,602,249

MK Soluções Tecnologia S.A.

Audited Annual Condensed Consolidated Statements of Cash Flow
Loss for the years ended December 31 2024, and 2023

(In Brazilian reais, unless otherwise stated)

	12.31.2024	12.31.2023
Cash flows from operating activities
Profit before income tax	20,052,132	20,893,955

Adjustments for:
Depreciation and Amortization	855,993	716,451
Gain (loss) on disposal/sale of property, plant and equipment	-20,444	-
Contingency provision	1,150,322	-

Changes in operating assets and liabilities
Trade Receivables	266,049	-130,354
Other Advances	-2,814	-3,595
Recoverable Taxes	245	-2,055
Other Assets	-2,947	-
Trade Payables	-86,276	-106,385
Taxes Payable	125,046	-108,630
Social Security Contributions Payable	5,084	18,036
Payroll and Labor Obligations	441,345	-424,807
Other accounts payable	-14,731	-12,962
Contingency provision	-	-
Corporate income tax (IRPJ) and social contribution on net profit (CSLL)	-5,953,982	-2,942,925

Net cash provided by (used in) operating activities	16,815,022	17,896,729

Cash flows from financing activities

Dividends paid	-20,798,539	-7,536,264

Net cash provided by (used in) financing activities	-20,798,539	-7,536,264

Cash flows from investing activities
Acquisition of property, plant and equipment	189,479	-103,277
Intangible Assets	-2,814,263	-3,131,968

Net cash provided by (used in) investing activities	-2,624,784	-3,235,245

Net increase (decrease) in cash and cash equivalents	-6,608,301	7,125,221

Cash and cash equivalents at January 1	13,805,518	6,680,296
Cash and cash equivalents at June 30	7,197,216	13,805,518

Net increase (decrease) in cash and cash equivalents	-6,608,301	7,125,222

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